Exhibit 10.11
FIRST AMENDMENT TO OFFICE LEASE AGREEMENT
     THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made as of June 5, 2007, by and between WASHINGTON TELEVISION CENTER LLC, a District of Columbia limited liability company (“Landlord”), and BLACKBOARD INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Pursuant to that certain Office Lease Agreement dated as of December 15, 2006 (the “Lease”), Landlord has leased to Tenant certain space consisting of approximately One Hundred Eleven Thousand Eight Hundred Ninety-Five (111,895) square feet of rentable area on the first (1st), sixth (6th), seventh (7th) and eighth (8th) floors in the office building located at 650 Massachusetts Avenue, NW, Washington, D.C. 20001, as more particularly described in the Lease.
     B. Due to a holdover by the current tenant, such tenant being an agency of the federal government (“GSA”), the Anticipated Delivery Date must be modified.
     C. Pursuant to one or more separate agreements, GSA has agreed with Landlord to make certain payments to Landlord in addition to GSA’s monthly rent in connection with its holdover.
     D. In consideration for Tenant agreeing that Landlord may delay the Anticipated Delivery Date, Landlord has agreed to pass through certain payments Landlord receives from GSA to Tenant, all as further set forth in this Amendment.
     E. All capitalized terms used in this Amendment that are not defined herein shall have the meanings provided for in the Lease.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, do hereby agree as follows:
     1. Recitals. The foregoing recitals are intended to be a material part of this Amendment and are incorporated herein by reference.
     2. Anticipated Delivery Date. In Section 1.4 of the Lease, the date of “March 8, 2007,” is deleted and replaced with the date of “August 15, 2007.”
     3. Lease Commencement Date. In Section 3.2(a), the two appearances of the date “November 8, 2007,” are both replaced with “April 15, 2008.”

     4. Additional Payments. Landlord, pursuant to that certain (i) amendment to GSA’s lease dated April 13, 2007 (“SLA 12”) (a copy of which is attached hereto as Exhibit A-1), (ii) amendment to GSA’s lease dated May 7, 2007 (“SLA 13”) (a copy of which is attached hereto as Exhibit A-2) and (iii) amendment to GSA’s lease being executed contemporaneously herewith (the “New SLA” (a copy of which is attached hereto as Exhibit A-3), together with SLA 12 and SLA 13, the “SLAs”), is entitled to receive the additional payments listed below in excess of GSA’s current base rent and additional rent obligations (the “Additional Payments”). If and only if Landlord actually receives any such payment, Landlord will deliver such payments to Tenant within five (5) business days of Landlord’s actual receipt of such payment or, in the case of the May 1 and June 1 payments, within five (5) business days of the date hereof. If Landlord actually incurs any out-of-pocket costs attributable to its efforts to collect the Additional Payments below (including without limitation reasonable attorneys’ fees), Landlord may withhold and deduct such collection costs from the Additional Payments before delivering the Additional Payments to Tenant, provided, however, that in the event such collection efforts seek to recover payment of base rent, additional rent or other payment obligations of GSA in addition to the Additional Payments, the out-of-pocket collection costs deducted by Landlord will be pro-rated based upon the ratio of the Additional Payments to the total amount sought by Landlord. Landlord shall have no liability for GSA’s failure to timely make any of the Additional Payments set forth herein, Tenant hereby waiving any right it may have against Landlord for such failure by GSA, provided that nothing in this sentence shall be construed to release Landlord from Landlord’s obligations to Tenant under the terms of this Amendment. Landlord and Tenant acknowledge that the payments contemplated on November 1, 2007, and December 1, 2007, are contingent on GSA remaining in the Premises beyond the dates specified in Section 5 of the New SLA, as further set forth in the New SLA.

May 1, 2007	$100,000
June 1, 2007	$150,000
August 1, 2007	$200,000
September 1, 2007	$200,000
October 2, 2007	$750,000
November 1, 2007	$400,000 (only made if GSA has not vacated the Premises by October 2, 2007)
December 1, 2007	$500,000 (only made if GSA has not vacated the Premises by November 1, 2007)
     (a) Landlord shall use all commercially reasonable efforts to collect Additional Payments from GSA and such obligation to collect Additional Payments shall survive termination of the Lease with respect to those Additional Payments which accrue prior to the effective date of termination of the Lease. In the event that any Additional Payment from GSA is late, Landlord shall use reasonable efforts to notify Tenant of the circumstances surrounding such non-payment within two (2) business days after the Additional Payment due date. Provided Tenant is not in default under the Lease beyond the expiration of any applicable notice and/or cure period, Landlord shall not enter into any amendment to the GSA lease or other agreement which reduces, delays or forgives any of the Additional Payments without Tenant’s prior written consent, which may be granted or withheld in Tenant’s sole discretion. Landlord represents that as of the date hereof it has not entered into any agreement which would reduce, delay or forgive any of the Additional Payments.
     5. Termination Period; Cure Period. The end of the period for Tenant’s one-time termination option set forth in Section 3.2(i) of the Lease is extended from September 30, 2007 to 5:00 p.m. (eastern time) on November 30, 2007. Accordingly, (a) the date “September 30, 2007” in the first sentence of Section 3.2(i) of the Lease is deleted and replaced with “November 30, 2007,” and (b) the phrase “before 5:00 (eastern time) on September 30, 2007” in the fourth sentence of Section 3.2(i) is deleted and replaced with the phrase “before 5:00 p.m. (eastern time) on November 30, 2007.” In addition, the Cure Period as set forth in Section 3.2(i) of the Lease is extended until the later of (i) ten (10) business days after Landlord’s receipt of Tenant’s timely notice of termination in accordance with the terms of Section 3.2(i) (if any) and (ii)11:59 p.m. (eastern time) on November 30, 2007. Accordingly, the second sentence of Section 3.2(i) of the Lease is deleted and replaced with the following sentence, “Notwithstanding the foregoing termination right set forth in this Subsection (i), if Landlord on or before the later of (i) ten (10) business days after Landlord’s receipt of Tenant’s timely notice of termination in accordance with the terms of Section 3.2(i) (if any) and (ii) 11:59 p.m. (eastern time) on November 30, 2007 (the “Cure Period”) delivers the Floors in Ready Condition, Tenant shall accept the Floors and its termination will not be effective, provided that if at any time during the Cure Period Landlord delivers notice to Tenant that it is unable to deliver the Floors, Tenant’s termination will be effective as of the date of receipt of such notice from Landlord.” By way of example only of the foregoing terms of this Section 5, if Tenant timely and properly delivers a termination notice to Landlord on September 15, 2007, and Landlord subsequently delivers the Floors in the Ready Condition on November 30, 2007, Tenant’s termination will not be effective and the Lease will remain in full force and effect.
     6. Other Payments. If Landlord receives amounts or sums in excess of or in addition to the Additional Payments set forth in Section 4 above, Landlord shall not be required to deliver to Tenant such excess amounts, payments or sums from GSA to Landlord, notwithstanding the fact that other Additional Payments may subsequently become due. By way of example only, if on August 1, 2007, GSA pays to Landlord $240,000, then Landlord shall as set forth in Section 4 above, deliver $200,000 to Tenant as part of the Additional Payments, and $40,000 will remain with the Landlord. Landlord and Tenant acknowledge that the Additional Payments are in excess of GSA’s current rental obligations under their lease (i.e., those obligations prior to the execution of the SLAs) (the “Current GSA Rent”). Accordingly, Landlord and Tenant agree that if for any reason Landlord does not receive, or GSA does not otherwise pay all or any portion of the Additional Payments, Landlord will not be required to pay any such Additional Payments to Tenant from GSA’s rental obligations under the lease between Landlord and GSA, provided, however, that if any Additional Payments are late, any payments by GSA to Landlord in excess of the Current GSA Rent shall be first paid to Tenant until the late Additional Payments have been paid.
     7. Tenant’s Rent Abatement. Because Tenant may need to extend the lease for all or a portion of the space it currently occupies pursuant to Tenant’s Existing Lease (“Tenant’s Extension”) due to extension of the Anticipated Delivery Date, Landlord has agreed to provide certain abatements in connection with Tenant’s Extension as well as its extension of the term thereof prior to the date of this Amendment (“Tenant’s Rent Abatement”), as further set forth and in accordance with the terms of Section 3.2(d) of the Lease (as such Section 3.2(d) of the Lease is modified by the terms of this Amendment). In consideration of such abatement and the amounts Landlord agrees to pass through to Tenant hereunder, Tenant agrees to use the “extension cost reduction efforts” (as defined below) to mitigate and reduce its obligations (including without limitation rent and additional rent) to its current landlord arising from Tenant’s Extension, including without limitation, attempting to (i) sublease, license and/or assign its obligations under Tenant’s Existing Lease after Tenant vacates its existing premises (the “1899 L Space”), (ii) obtain an early termination of Tenant’s Existing Lease or to cause its landlord to release Tenant prior to the end of Tenant’s Extension, and/or (iii) otherwise reduce its financial obligations under Tenant’s Existing Lease during Tenant’s Extension. As used herein, the phrase “extension cost reduction efforts” shall mean Tenant’s obligation to make good faith efforts to negotiate a financial settlement with its current landlord and/or to retain and engage a leasing broker to attempt to find a short-term sublease, subject to the terms of its lease with its current landlord. Nothing in this Amendment shall (i) restrict Tenant from entering into a Tenant’s Extension or (ii) require Tenant to enter into a sublease, license or assignment agreement upon terms which are not acceptable to Tenant in its reasonable discretion.
          (a) If during any period that Tenant’s Rent Abatement occurs, Tenant assigns, licenses or subleases all or any portion of the 1899 L Space leased by Tenant pursuant to Tenant’s Extension, then no later than the earliest to occur of (i) thirty (30) days after the expiration of such assignment or sublease and (ii) five (5) business days after the day Tenant determines the final income from such assignment, license or sublease net only of its actual out-of-pocket brokerage costs, reasonable attorney fees and other third-party out-of-pocket costs incurred directly with such assignment, sublease or license (the “Assignment/Sublease Value”), Tenant shall notify Landlord of the Assignment/Sublease Value and Tenant’s Rent Abatement during the first Lease Year shall be reduced by an amount equal to one-half (1/2) of the Assignment/Sublease Value (the “Abatement Reduction”), applied first to the last amounts of rent abatement due Tenant during the first Lease Year. In the event that all of Tenant’s Rent Abatement during the first Lease Year has already been utilized at the time of such determination, the Abatement Reduction shall be applied to the last amounts of rent abatement due Tenant during the second Lease Year.
          (b) If at any time Tenant terminates all or any portion of its obligations under Tenant’s Existing Lease (as extended by Tenant’s Extension) prior to the scheduled expiration of Tenant’s Existing Lease (as extended by Tenant’s Extension) by paying an early termination or equivalent fee, Tenant’s Rent Abatement shall continue to accrue to Tenant’s benefit pursuant to the terms of the Lease, but shall cease to accrue to Tenant’s benefit at such time as the total amount of Tenant’s Rent Abatement accruing under the Lease from and after the effective date of such termination is equal to one-half (1/2) of such early termination or equivalent fee. If at any time Tenant’s obligations under Tenant’s Extension are terminated for any reason prior to the scheduled expiration thereof, including without limitation for condemnation or casualty, and there is no early termination or equivalent fee, Tenant’s Rent Abatement shall cease to accrue to Tenant’s benefit simultaneously with such termination of Tenant’s obligations under Tenant’s Extension. By way of example only, if at the end of month five (5) of Tenant’s Extension,

Tenant pays its landlord an early termination fee of $100,000, the Tenant’s Rent Abatement would continue to accrue until the total amount of Tenant’s Rent Abatement accruing from and after the end of month five (5) equals $50,000. However, if, by way of further example only, Tenant agrees with its landlord to terminate Tenant’s Extension at the end of month five (5) at no cost to Tenant, then Tenant’s Rent Abatement would immediately and automatically cease to accrue at the end of month five (5). If a portion but less than all of Tenant’s obligations under Tenant’s Existing Lease (as extended by Tenant’s Extension) are terminated prior to the scheduled expiration, a proportionate share of Tenant’s Rent Abatement shall cease to accrue from and after the date of termination. By way of example only, if one-half of Tenant’s obligations shall be terminated, one-half of Tenant’s Rent Abatement shall cease to accrue and one-half shall continue to accrue from and after the date of such termination.
          (c) Any reduction in Tenant’s Rent Abatement pursuant to Subsection (b) above is in addition to any amounts credited to Landlord under Subsection (a) above. Tenant agrees to promptly provide written notice to Landlord of any sublease/assignment and/or early termination related to Tenant’s Extension. Simultaneously with such notice, Tenant shall also provide Landlord with the estimated dollar amount of any sublease/assignment and/or early termination fee, copies of the sublease or assignment agreement, and such other documentation related to the costs and expenses of obtaining such sublease/assignment and/or early termination fee. In addition, upon final determination of the amount of the Assignment/Sublease Value, Tenant shall include a reasonably detailed statement of all income and expenses (along with copies of reasonable back-up materials) associated with the Assignment/Sublease Value and Tenant calculation thereof, along with a certification from Tenant that all amounts and calculations set forth therein are true and correct in all material respects.
          (d) Pursuant to Section 3.2(h) of the Lease, the term of the Lease shall be extended by an Abatement Extension Period if Tenant receives any Delay Abatement Credit. The portion of any Tenant’s Rent Abatement which is reduced or paid back to Landlord pursuant to this Section 7 shall not be included in calculating the Abatement Extension Period.
     8. Data Center Space. Landlord and Tenant agree that notwithstanding anything to the contrary in the Lease or this Amendment, Landlord does not have to deliver the approximately 1,800 square foot space on the 6th floor used by GSA as a data center, nor the uninterrupted power supply station adjacent to such data center space (collectively, the “Data Center Space”) simultaneously with the delivery of the rest of the 6th floor, but Landlord will use all commercially reasonable efforts to deliver the Data Center Space as soon as GSA vacates the Data Center Space. Accordingly, the second sentence of Section 3.2(a) of the Lease is deleted and replaced with the following sentence, “As used herein, Landlord’s delivery of “substantially all of the Premises” shall mean that Landlord has delivered substantially all of the square footage of the Premises (other than (i) the Data Center Space and (ii) de minimus portions of the Premises, the failure to deliver which does not interfere with Tenant’s access to or beneficial occupancy of the Premises, Tenant’s construction schedule, Tenant’s cost to initially fit-out the Premises or commencement of Tenant’s Work).” Notwithstanding anything to the contrary in the Lease or this Amendment, if Landlord has delivered substantially all of the Premises other than the Data Center Space (the date of such delivery hereinafter being defined as the “Initial Delivery Date”), then, if Landlord does not deliver the Data Center Space on or before the date that is three (3) weeks after the Initial Delivery Date, then for each day after the expiration of such three (3) week period until the date Landlord delivers the Data Center Space, the date of April 15, 2008 (or if extended by the prior sentence in this Section 3.2(a) of the Lease, such later date) will be extended by an equivalent number of days.
     9. Upper Floors Rent Abatement. Prior to execution of this Amendment, Landlord and Tenant, along with the escrow agent, entered into an escrow agreement related to the Upper Floors Abatement Credit (the “Escrow Agreement”). Landlord and Tenant agree that because Landlord has agreed to pass certain amounts through to Tenant in accordance with Section 4 of this Amendment, (i) Landlord shall only be required to deposit additional amounts into escrow in the event of and in the amount of any late Additional Payments, and (ii) in the event of a termination of the Lease in accordance with the terms thereof, Tenant shall receive only the aggregate amount of the late Additional Payments in the form of a cash payment; however, Tenant shall receive the benefit of the Upper Floors Abatement Credit in the form of a rent abatement if the Lease is not terminated. Accordingly, concurrently with the execution and delivery of this Agreement, (i) all amounts currently held in escrow will be released and delivered to Landlord, and (ii) the Escrow Agreement is hereby amended to reflect the terms of this Section 9. In the event that Landlord has deposited any amounts into escrow due to late Additional Payments and Landlord later pays the corresponding amount to Tenant, Landlord may thereafter reduce the amount deposited in escrow by the amounts so paid to Tenant, and such reduction shall occur by the release from escrow and delivery to Landlord of the applicable amount. In addition, all of Section 3.2(b)(4) of the Lease (other than the last two sentences thereof, which last two sentences remain in full force and effect) is deleted and replaced with the following:
(4) If any Additional Payment from GSA or portion thereof is late, within five (5) business days after the due date of such Additional Payment, Landlord shall pay the unpaid Additional Payment into escrow in accordance with the terms hereof, provided that if Landlord subsequently pays Tenant the payment corresponding to any Additional Payment, the escrow shall be reduced by the amount of such payment to Tenant, and such reduction shall occur by the release from escrow and delivery to Landlord of the applicable amount. If Tenant properly and timely terminates this Lease in accordance with the terms of Subsection 3.2(i) below, then upon the effectiveness of Tenant’s termination, the balance of the escrowed amounts through the date of termination will be released from escrow and delivered to Tenant, and additionally Landlord shall pay Tenant the portion of any Additional Payments accrued prior to the effective termination date of the Lease which have not been paid to Tenant or placed in escrow, provided, however, that the Additional Payments due on November 1, 2007 and December 1, 2007 shall be payable to Tenant only upon receipt by Landlord from GSA. Landlord’s obligation to make such payments to Tenant shall survive termination of the Lease. Notwithstanding the foregoing, if at any time prior to termination of the Lease Landlord delivers all Floors to Tenant, the escrowed amounts will be released from escrow and delivered to Landlord (such escrow release not to reduce Landlord’s obligations to use all commercially reasonable efforts to collect the Additional Payments from GSA). All interest earned on the escrowed amounts will follow such amounts and be delivered to the applicable party. The escrowed amounts will be held by an escrow agent designated by

Tenant and reasonably acceptable to Landlord; Landlord hereby approving Commonwealth Land Title Insurance Company (c/o LandAmerica Commercial Services) as the escrow agent. Any fees charged by the escrow agent will be paid by Landlord. All sums held in escrow pursuant to the terms hereof will be governed by the terms of the escrow agreement attached hereto as Exhibit M, which escrow agreement will be executed and delivered by Landlord, Tenant and the escrow agent concurrently with the execution and delivery of this Lease.
          Section 3.2(b)(6) of the Lease is deleted and replaced with the following:
(6) If, because of Landlord’s failure to timely deliver the Premises, Tenant properly and timely terminates this Lease in accordance with the terms of the Lease, then other than (i) Landlord’s payment to Tenant of the Additional Payments as set forth in Section 4 of that certain First Amendment to Office Lease Agreement dated June 5, 2007 (Landlord and Tenant acknowledging the contingent nature of the payments scheduled for October 1, 2007 and November 1, 2007), (ii) Landlord’s payment (or reimbursement, as applicable) of the amounts expressly set forth in Subsection (5) and required to be paid or reimbursed in accordance with Subsection (5) immediately above, and (iii) Landlord’s return of the Security Deposit to Tenant, Landlord shall not pay or be obligated to pay any additional amounts to Tenant.
     10. Alternative Space/Tenants. Tenant agrees that, upon full execution of this Amendment, Tenant will immediately and until August 15, 2007 cease all efforts to lease or otherwise seek to lease or occupy other sites and spaces as an alternative to leasing the Premises. Landlord also agrees that, upon full execution of this Amendment, Landlord will immediately and until August 15, 2007 cease marketing the Premises as potentially available, and immediately cease seeking to lease the Premises to potential tenants as replacements for Tenant. Notwithstanding anything to the contrary, in addition to any other rights and remedies under the Lease, Landlord and Tenant are entitled to injunctive relief or similar remedies for a breach of the terms of this Section 10.
     11. Additional Modifications.
          (a) Section 3.2(b). Add the phrase “expressly excluding the Data Center Space” in the first sentence after the phrase “floors 6, 7 & 8.”
          (b) Section 3.2(b)(2). This section is deleted and replaced with the following:
Notwithstanding the foregoing terms of this Section 3.2, (i) if Landlord delivers any Floor to Tenant (but less than all of the Floors) and if, and only if, (a) all of the Floors (except for the Data Center Space) are delivered within three (3) weeks of the first delivery of a Floor to Tenant and (b) the Data Center Space is delivered within three (3) weeks of the delivery of the balance of the Floors (except for the Data Center Space), the Upper Floors Abatement Credit will be reduced on a pro rata basis (based on the rentable square footage of the Floors) for the applicable Floor(s) delivered from the date of delivery, and (ii) upon delivery of the Floors (or the last Floor, in the event delivery of the Floors is staggered on a floor by floor basis), the Upper Floors Abatement Credit will be prorated based on the number of days in the applicable calendar month of delivery. By way of example only of the foregoing terms of Subsection (b), if Landlord delivers the Floors to Tenant in the Ready Condition on June 10, 2007, the Upper Floors Abatement Credit will equal the sum of One Hundred Fifty Thousand Dollars ($150,000) (which sum is made up of $100,000 for the calendar month of May and $5,000 per day for the ten (10) days in the calendar month of June; i.e., for the calendar month of June the total scheduled abatement of $150,000 divided by 30 days is $5,000 per day).
          (c) Section 3.2(b)(3). This section is deleted and replaced with the following:
Any such phased delivery of a Floor and resultant pro rata abatement reduction shall not modify the Lease Commencement Date. Landlord shall not deliver, and Tenant shall not be obligated to accept, any partial floors that comprise the Floors, except for the sixth (6th) floor, which Landlord may deliver and Tenant shall accept without the Data Center Space. Tenant shall, however, accept an entire floor so long as such floor is delivered in Ready Condition (except for the sixth (6th) floor, which may be delivered without the Data Center Space as provided above).
          (d) Section 3.2(d). Romanette (i) of the first sentence of this section is deleted and replaced with the following:
(i) the term of its lease for the 1899 L Space (“Tenant’s Existing Lease”) has been extended to April 30, 2008 (subject to a one-time right to extend the term thereof up to and until December 31, 2008, which as of June 1, 2007, must be exercised (if at all) on or before June 15, 2007), and that Tenant leases approximately 72,727 rentable square feet under Tenant’s Existing Lease and
Also, Landlord and Tenant agree that the Swing/Extension Abatement will not be applicable to more than six (6) months of extended term or swing space (i.e., three (3) months of abatement by virtue of the one-for-two applicability of such abatement). Accordingly, the phrase “more than eight (8) months of extended term or swing space (i.e., four (4) months of abatement” in the fourth (4th) sentence of Section 3.2(d) is deleted and replaced with the phrase “more than six (6) months of extended term or swing space (i.e., three (3) months of abatement”.
          (e) Section 3.2(i). The last sentence of this section is deleted and replaced with the following:
Notwithstanding the provisions of Article XXX of this Lease to the contrary, no termination fee shall be payable by Tenant in the event Tenant terminates the Lease pursuant to the provisions of this Section 3.2.

     12. Ratification. Except as expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease applicable to the Premises, as amended hereby, are confirmed and ratified, remain in full force and effect, and constitute valid and binding obligations of Landlord and Tenant, enforceable according to the terms thereof.
     13. Authority. Landlord, Tenant and the persons executing and delivering this Amendment on their respective behalves each represents and warrants that such person is duly authorized to so act, and has the power and authority to enter into this Amendment, and that all action required to authorize Landlord, Tenant and such person to enter into this Amendment has been duly taken.
     14. Binding Effect. This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment will control. This Amendment will be effective between Landlord and Tenant when executed and delivered by such parties regardless of whether escrow agent executes and delivers this Amendment.
     15. Condition. Notwithstanding anything to the contrary, the effectiveness of this Amendment is expressly conditioned upon simultaneous execution and delivery of the New SLA by Landlord and GSA.
     16. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, and all of which, together, shall constitute one and the same document.
     17. Letter of Accounting. Within thirty (30) days following the delivery date of the Premises, the parties shall use their good faith efforts to execute a letter of accounting which sets forth a calculation of the abatement credits due to Tenant in respect of the Lease. Within thirty (30) days following the Lease Commencement Date, the parties shall use their good faith efforts to amend the letter of accounting to reflect any further adjustments or specifications to information contained therein. The failure to execute such letter of accounting or any amendment thereto shall not affect the parties’ rights or obligations under the Lease. Each party shall pay its own expenses in reviewing and executing such letter.
[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WITNESS/ATTEST:	LANDLORD:

WASHINGTON TELEVISION CENTER LLC, a District of
Columbia limited liability company

	By:	WTC Realty, Inc., a Delaware corporation, its Managing Member

		By:	/s/ Richard R. Wojcik [SEAL]
		Name:	Richard R. Wojcik
		Title:	President

WITNESS/ATTEST:	TENANT:

BLACKBOARD INC.,
a Delaware corporation

	By:	/s/ Justin Tan [SEAL]
	Name:	Justin Tan
	Title:	Deputy General Counsel

Escrow Agent joins in this Amendment on the date set forth above to acknowledge the modifications set forth herein and to consent to the terms set forth in Section 9 of this Amendment.

ESCROW AGENT:

Commonwealth Land Title Insurance Company, a LandAmerica company

By: Name:	/s/ David P. Nelson David P. Nelson
Title:	Vice President